Exhibit 10.16(b)
CHARTER PARTY
SECOND AMENDMENT
St. Louis Riverboat Entertainment, Inc. (fka Caruthersville Riverboat Entertainment, Inc.), a Missouri corporation (“Owner”) and Greenville Riverboat, LLC, a Mississippi limited liability company (“Charterer”) wish to amend the Charter Party agreement originally dated January 20, 1995 and as previously amended by the First Amendment dated January 19, 2004, as follows:
Whereas the amended Charter Party agreement is currently scheduled to expire on January 19, 2009.
The parties to the agreement wish to add two five year renewal options to extend the agreement at the option of the Charterer. The first option to commence on January 19, 2009 and end on January 19, 2014 and the second option to commence on January 19, 2014 and end on January 19, 2019. The Charterer must notify the Owner in writing at least thirty (30) days in advance of the current expiration date of the agreement and the Charterer cannot be in default under the agreement in order to exercise its option.
All other terms and provisions of the agreement, as amended, are to remain in full force and effect.
The parties have executed this amendment on this 23rd day of May, 2005.

Owner: St. Louis Riverboat Entertainment, Inc.

by	/s/ William J. Yung

William J. Yung, President

Charterer: Greenville Riverboat, LLC

by	Wimar Tahoe Corporation
Managing Member

by	/s/ William J. Yung

William J. Yung, President